Exhibit 10.8

                             FIRST AMENDMENT TO THE

                             IMS HEALTH INCORPORATED

                            SAVINGS EQUALIZATION PLAN

                        EFFECTIVE AS OF SEPTEMBER 1, 1999


      1. Section II of the IMS Health Incorporated Savings Equalization Plan (the "Plan") is hereby amended to read in its entirety as follows:

            "II. ADMINISTRATION OF THE PLAN. IMS Health Incorporated (the "Corporation" or the "Company") shall administer the Plan , except that any action authorized to be taken by the Company hereunder may also be taken by any committee or person(s) duly authorized by the Board of Directors of the Company or the duly authorized delegees of such duly authorized committee or person(s). The Company shall have full authority to determine all questions arising in connection with the Plan, including interpreting its provisions and construing all of its terms; may adopt procedural rules; and may employ and rely on such legal counsel, such actuaries, such accountants and such agents as it may deem advisable to assist in the administration of the Plan. All of its rules, interpretations and decisions shall be applied in a uniform manner to all participants similarly situated and decisions of the Company shall be conclusive and binding on all persons."

         2. Section V of the Plan is hereby amended by adding the following sentence to the end of the first paragraph thereof:

            "Notwithstanding the foregoing, the Employee Benefits Committee of the Corporation may amend the Plan without the approval of the Board of Directors of the Corporation with respect to amendments that such Committee determines do not have a significant effect on the cost of the Plan."